Exhibit 8.4.4

                  Form of Legal Opinion of Transferees' Counsel

                                 [See Attached]


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               [Letterhead of Nexsen Pruet Jacobs & Pollard, LLP]
                                [Date of Closing]



MainStreet HealthCare Corporation
2370 Main Street
Tucker, Georgia 30084

         RE: Transfer of Assets of MainStreet HealthCare Corporation (the "Seller") to UCI Medical Affiliates of Georgia, Inc. (the "Buyer")

Ladies and Gentlemen:

         We have acted as special counsel to Buyer; UCI Medical Affiliates, Inc. ("UCI"); Doctor's Care of Georgia, P.C. ("DC of GA"); and Doctor's Care of Tennessee, P.C. ("DC of TN") in connection with the Acquisition Agreement And Plan of Reorganization executed on February 9, 1998 (the "Agreement") by and among the Buyer; Seller; UCI; MainStreet HealthCare Medical Group, P.C., a Georgia corporation; MainStreet HealthCare Medical Group, PC, a Tennessee corporation; Prompt Care Medical Center, Inc., a Tennessee corporation; A. Wayne Johnson; Robert G. Riddett, Jr.; Michael J. Dare; and Penman Private Equity And Mezzanine Fund, L.P. This opinion is furnished pursuant to the Closing requirements of Section 8.4.4 of the Agreement. All capitalized terms used in this opinion letter that are not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

                                  EXAMINATIONS

         In our capacity as counsel to Buyer, UCI, DC of GA, and DC of TN, and for purposes of this opinion, we have examined the following documents:

                  (i) Certain corporate records of Buyer, UCI, DC of GA, and DC of TN, including their respective articles of incorporation (or charter), bylaws, and selected minutes;

                  (ii) The Agreement and all documents, instruments, statements, and certificates required to be delivered by Buyer, UCI, DC of GA, or DC of TN at Closing thereunder (collectively the "Ancillary Documents");

                  (iii) Such other documents, records, and matters of law as we have deemed necessary and appropriate to render the opinion set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

         As to questions of fact material to our opinions expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, officers of Buyer, UCI, DC of GA, and DC of TN and upon the


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MainStreet HealthCare Corporation
[Date of Closing]
Page 2


representations and warranties of Buyer and UCI contained in the Agreement. In this regard, the certificates of officers of Buyer, UCI, DC of GA, and DC of TN upon which we are relying are the certificates to be delivered at Closing as required by the Agreement and certain officer's certificates which has been delivered in advance of this opinion letter. We have also relied upon certificates and other documents from, and conversations with, public officials. We have not independently investigated or verified the facts represented in such certificates, information, representations, or warranties and do not opine as to the accuracy of any such fact.

                                    OPINIONS

         Based upon our review of the foregoing and subject to the limitations, assumptions, and qualifications as set forth herein, it is our opinion that, as of the date of this letter:

         1. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of South Carolina, with the requisite corporate power and authority to own or lease its properties and assets, to conduct its business to the extent now being conducted, and to enter into and perform its obligations under the Agreement and the Ancillary Documents.

         2. UCI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own or lease its properties and assets, to conduct its business to the extent now being conducted, and to enter into and perform its obligations under the Agreement and the Ancillary Documents.

         3. DC of GA is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia, with the requisite corporate power and authority to own or lease its properties and assets, to conduct its business to the extent now being conducted, and to enter into and perform its obligations under the Ancillary Documents.

         4. DC of TN is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee, with the requisite corporate power and authority to own or lease its properties and assets, to conduct its business to the extent now being conducted, and to enter into and perform its obligations under the Ancillary Documents.

         5. Neither the execution and delivery of the Agreement and the Ancillary Documents, nor the consummation of the transactions contemplated thereby, constitute or, with the giving of notice or passage of time or both, would constitute a violation of or a default under or conflict with any term or provision of Buyer, UCI, DC of GA or DC of TN's respective Articles of Incorporation or Bylaws or, to the best of our knowledge, any of the


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MainStreet HealthCare Corporation
[Date of Closing]
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material terms, conditions or provisions of any material agreement or instrument known to us to which Buyer, UCI, DC of GA, or DC of TN is a party, or by which Buyer, UCI, DC of GA, or DC of TN is or may be bound, or constitute a violation of any statute, law or ordinance or any rule, regulation, order of any governmental authority or any judicial decree, or to the best of our knowledge, require Buyer, UCI, DC of GA, or DC of TN to obtain the consent or approval of any governmental authority (except for consents, approvals, or re- issuances described in or required by the Agreement), lending institution, or other third party except for such consents as have been obtained by Buyer, UCI, DC of GA, or DC of TN and delivered to you in advance of this opinion letter.

         6. All actions and proceedings necessary to be taken by or on the behalf of Buyer, UCI, DC of GA, and DC of TN in connection with the Agreement and the Ancillary Documents to which it is a party and necessary to make the same effective have been duly and validly taken. The Agreement and the Ancillary Documents to which it is a party have been duly and validly executed and delivered by Buyer, UCI, DC of GA, and DC of TN and constitute legal, valid, and binding obligations of Buyer, UCI, DC of GA, and DC of TN enforceable in accordance with their respective terms.

         7. To the best of our knowledge, there are no actions, suits, claims, or proceedings pending or threatened against Buyer, UCI, DC of GA, or DC of TN before any federal, state, county, municipal or other court, arbitrator, or other tribunal nor are there any judgments, decrees, awards, regulations or orders of any such court, arbitrator, or other tribunal outstanding against Buyer, UCI, DC of GA, or DC of TN which if adversely determined would prohibit or materially call into question the consummation of the transactions contemplated by the Agreement or the Ancillary Documents.

         8. The issuance, sale and delivery of the Shares in accordance with the Agreement have been duly authorized by all necessary corporate action on the part of UCI. The Shares when so issued, sold and delivered in accordance with the provisions of the Agreement will be duly and validly issued, fully paid and nonassessable.

                                   ASSUMPTIONS

         In rendering these opinions we have assumed without investigation or independent verification the following:

         (a) The authenticity of any document or other instrument submitted to us as an original, the conformity to the originals of any document or other instrument submitted to us as a copy, the legal capacity of natural persons and the genuineness of all signatures on such originals or copies (other than signatures of Buyer, UCI, DC of GA, and DC of TN).



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[Date of Closing]
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         (b) All documents executed by a party other than Buyer, UCI, DC of GA, and DC of TN were duly and validly executed and delivered by such party in the proper exercise of their corporate, governmental, or individual powers, as the case may be, and are legal, valid and binding obligations of such party enforceable against such party in accordance with their respective terms or are otherwise effective at the date hereof.

         (c) The absence of fraud, duress, or breach of fiduciary duty in the inducement or effectuation of the subject transactions (in this connection we affirm that we have no knowledge of the existence of any such fraud, duress, or breach of fiduciary duty).

                                 QUALIFICATIONS

         These opinions are limited by and subject to the following qualifications:

         (a) These opinions are strictly limited in scope and application to the laws of the United Sates of America and the laws of the State of South Carolina. No opinion is expressed: as to the laws of any other jurisdiction; regarding the extent to which or manner in which such other laws are applicable to matters herein addressed; whether opinions herein stated are, in whole or in part, superseded or invalidated by the application of such other laws; or as to the application of choice of law provisions in any documents or of any jurisdiction.

         (b) The opinions expressed herein are subject to and may be affected or limited by, and we do not purport to express any opinion herein concerning, federal or state securities law and federal or state antitrust or related laws.

         (c) Opinions expressed "to the best of our knowledge" are based upon inquiry of UCI, Buyer, DC of GA, and DC of TN, or officers of the relevant entity or entities as to the subject matter thereof, but without independent investigation or verification of any kind. While no independent investigations or verifications have been conducted by us, we have no knowledge of facts in material conflict with such opinions.

         (d) The opinions expressed herein are based upon applicable laws, statutes, ordinances, rules and regulations as exist on this date, and we express no opinion as to the effect which any future amendments, changes, additions, or modifications thereof may have on the future performance or validity of the Agreement or the Ancillary Documents, or on the consummation of the transactions contemplated by the Agreement and the Ancillary Documents. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in law which may hereafter occur.



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MainStreet HealthCare Corporation
[Date of Closing]
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         (e) The enforceability of the Agreement and the Ancillary Documents, and the availability of certain rights and remedies provided therein, are subject to, and may be affected or limited by the following: (i) the provisions of applicable liquidation, conservatorship, insolvency, bankruptcy, reorganization, moratorium, rearrangement and other similar laws, including court decisions interpreting such laws; (ii) all other applicable federal or state laws, constitutional requirements, statutes, ordinances, judicial decisions, rules and regulations affecting creditors' rights generally, including, without limitation, fraudulent conveyances, violable preferences, non-judicial foreclosures and self-help remedies; (iii) general principles of equity (regardless of whether such enforceability is considered in equity of at law); (iv) the power of courts to deny enforcement of remedies generally based upon public policy; (v) by the requirement that a party act with reasonableness and in good faith to the extent required by the applicable law; and (vi) such other matters of law which do not materially interfere with the practical realization of the benefits intended to be conferred under the Agreement and the Ancillary Documents.

         (f) We express no opinion as to the enforceability of any provisions in the Agreement or the Ancillary Documents: (i) purporting to waive or affect any rights to notices which may not be waived under applicable law; (ii) relating to delay or omission of enforcement of remedies; (iii) with respect to severability, exculpation, and set off rights; or (iv) respecting indemnification rights which may be limited under applicable securities or other law.

         (g) We express no opinion as to the title of any party to its properties or the priority or absence of any liens or encumbrances thereon or claims thereto.

         (h) These opinions are provided to you as legal opinions only, and not as guaranties or warranties of the matters discussed herein or of any transaction or obligation.

         We are furnishing this opinion letter for the sole and exclusive benefit of the addressee and its counsel, and this opinion letter is not to be relied upon or used by, or circulated, quoted or otherwise distributed to, any other person without the prior written consent of the undersigned.